Exhibit 23.1






               CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Ryan's Family Steak Houses, Inc.:

We consent to incorporation by reference in the following Registration Statements of our report dated January 30, 2002, relating to the consolidated balance sheets of Ryan's Family Steak Houses, Inc. as of January 2, 2002 and January 3, 2001, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended January 2, 2002, which report is incorporated by reference in the 2001 annual report on Form 10-K of Ryan's Family Steak Houses, Inc.

Form S-8
No. 33-15924 - Ryan's Family Steak Houses,Inc.
               1987 Stock Option Plan

No. 33-53834 - Ryan's Family Steak Houses, Inc.
               1991 Stock Option Plan'

No. 333-67165- Ryan's Family Steak Houses, Inc.
                1998 Stock Option Plan



                          KPMG LLP


Greenville, South Carolina
March 28, 2002